Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 24, 2025, relating to the consolidated financial statements of Mullen Automotive Inc. as of and for the year ended September 30, 2024 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

/s/ RBSM LLP

RBSM, LLP

Larkspur, California

March 26, 2025